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                                                                    EXHIBIT 3.3


                         CERTIFICATE OF INCORPORATION OF

                           OMNICELL MERGER CORPORATION


         The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                       I.

         The name of this corporation is Omnicell Merger Corporation.

                                       II.

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, 19805, County of New Castle and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       IV.

         The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is 50,000,000, each having a par value of one-tenth of one cent ($.001) and the total number of shares of Preferred Stock the Corporation shall have authority to issue is 18,500,000, each having a par value of one-tenth of one cent ($.001).

         The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and, subject to the rights of existing shareholders set forth in Article V, Section 6, to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series (subject to the provisions of Section 6 of Article V hereof).

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         The Common Stock shall be divided into two series, to be designated, respectively, Class A Voting Common Stock, consisting of 47,500,000 shares ("Class A Common"), and Class B Non-voting Common Stock, consisting of 2,500,000 shares ("Class B Common").

         The first series of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred") and shall consist of 480,000 shares. The second series of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") and shall consist of 320,666 shares. The third series of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred") and shall consist of 1,700,000 shares. The fourth series of Preferred Stock shall be designated Series D Preferred Stock ("Series D Preferred") and shall consist of 1,328,000 shares. The fifth series of Preferred Stock shall be designated Series E Preferred Stock ("Series E Preferred") and shall consist of 1,966,000 shares. The sixth series of Preferred Stock shall be designated Series F Preferred Stock ("Series F Preferred") and shall consist of 2,000,000 shares. The seventh series of Preferred Stock shall be designated Series G Preferred Stock ("Series G Preferred") and shall consist of 1,000,000 shares. The eighth series of Preferred Stock shall be designated Series H Preferred Stock ("Series H Preferred") and shall consist of 4,000,000 shares. The ninth series of Preferred Stock shall be designated Series J Preferred Stock ("Series J Preferred") and shall consist of 1,802,000 shares. The tenth series of Preferred Stock shall be designated Series K Preferred Stock ("Series K Preferred") and shall consist of 3,157,895 shares. The eleventh series of Preferred Stock shall be designated Series L Preferred Stock ("Series L Preferred") and shall consist of 526,316 shares. The remaining 219,123 shares of Preferred Stock are not yet designated. The Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, Series G Preferred, Series H Preferred, Series J Preferred, Series K Preferred and Series L Preferred shall be referred to as the "Preferred."

                                       V.

The relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

         1.       DIVIDENDS.

                  (a) The holders of the Series J Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets legally available therefore, dividends in cash at an annual rate of $1.12 per share (as adjusted for any stock dividends, combinations, consolidations or splits with respect to such shares). The right to such dividends shall not be cumulative and no right shall accrue to holders of Series J Preferred by reason of the fact that dividends on such shares were not declared in any prior year, nor shall any undeclared dividends bear or accrue interest. Such dividends shall be prior and in preference to any declaration or payment of any dividend, (payable other than in common stock) on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series K Preferred, Series L Preferred, or Common Stock. No dividend may be paid on the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series E Preferred, the Series F Preferred, the Series G Preferred, the Series H Preferred, the Series K Preferred, the Series L Preferred or the Common Stock unless and until any and all dividends have been paid to the Series J Preferred.


                                       2

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                  (b) After payment of all required dividends required to the holders of Series J Preferred, the holders of outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series K Preferred, and Series L Preferred shall be entitled to receive in any fiscal year, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at an annual rate of $0.02 per share of Series A Preferred, $0.03 per share of Series B Preferred, $0.048 per share of Series C Preferred, $0.085 per share of Series D Preferred, $0.265 per share of Series E Preferred, $0.49 per share of
Series F Preferred, $0.49 per share of Series G Preferred, $0.29 per share of Series H Preferred, $0.76 per share of Series K Preferred, and $0.76 per share of Series L Preferred (as adjusted for any stock dividends, combinations, consolidations or splits with respect to such shares). Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. The right to such dividends shall not be cumulative and no right shall accrue to holders of such Preferred by reason of the fact that dividends on such shares were not declared in any prior year, nor shall any undeclared dividends bear or accrue interest.

                  (c) Any partial payment of such dividends to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series K Preferred and Series L Preferred shall be made in proportion to the amount each such holder would be entitled to receive as set forth above if such amounts were paid in full. Dividends other than dividends payable solely in Common Stock may be declared or paid upon shares of Common Stock in any fiscal year of the Corporation only if dividends at the annual rates set forth above shall have been paid or declared and set apart upon all shares of Preferred for such fiscal year. No dividend shall be declared or paid with respect to the Common Stock unless at the same time an equivalent dividend is declared or paid with respect to the Preferred on an as-if-converted to Common Stock basis. Any declared but unpaid dividends on the Preferred shall be paid upon the conversion of such shares into Common Stock either (at the option of the Corporation) by payment of cash or by the issuance of additional shares of Common Stock based upon the fair market value of the Common Stock at the time of conversion, as determined by the Board of Directors. No dividend payable in Common Stock shall be declared or paid with respect to any series of Preferred unless at the same time a similar dividend is declared or paid to all series of Preferred on an as-if-converted to Common Stock basis, such that the holders of no series of Preferred shall hold a greater proportion of the Corporation's Common Stock following such dividend (on an as-if converted basis) than immediately prior to such dividend.

         2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

                  (a) Holders of the Series J Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series K Preferred, Series L Preferred or Common Stock by reason of their ownership thereof, the amount of $14.03274 per share (as adjusted for any stock dividends, combinations, consolidations or splits with respect to such shares), plus all accrued or declared but unpaid dividends on such share for each share of Series J Preferred then held by them. If the assets and funds thus distributed among the holders of Series J Preferred shall be insufficient to permit the payment to such


                                       3

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holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series J Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

                  (b) Subject to the payment in full of the liquidation preferences with respect to the Series J Preferred as provided in Section 2(a) above, the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series K Preferred and Series L Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $0.25 per share for each share of Series A Preferred then held by them, $0.375 per share for each share of Series B Preferred then held by them, $0.60 per share for each share of Series C Preferred then held by them, $1.085 per share for each share of Series D Preferred then held by them, $3.30 per share of Series E Preferred then held by them, $6.15 per share of Series F Preferred then held by them, $6.15 per share of Series G Preferred then held by them, $3.68 per share of Series H Preferred then held by them, for the holders of Series K Preferred, the greater of (i) $9.50 per share of Series K Preferred, then held by such holder and (ii) the amount per share of Series K Preferred, that such holder would have received if they had converted their Series K Preferred shares into Common Stock immediately prior to the liquidation, and for the holders of Series L Preferred, $9.50 per share of Series L Preferred then held by them, adjusted for any stock dividends, combinations, consolidations, or splits with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred Series K Preferred and Series L Preferred. If the assets and funds thus distributed among the holders of Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation remaining after payment in full of the liquidation preference set forth in Section 2(a) and legally available for distribution shall be distributed among the holders of Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive. After payment has been made to the holders of Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to receive ratably on a per-share basis all the remaining assets.

         (c) For purposes of this Section 2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, any transaction or series of related transactions to which the Company is a party in which excess of fifty percent (50%) of the Company's voting power is transferred, or a sale of all or substantially all of the assets of the Corporation (collectively, a "Change in Control"), shall be treated as a liquidation, dissolution or winding up of the Corporation.

         Any securities to be delivered to the holders of the Preferred pursuant to this subsection (c) shall be valued as follows:

                           (i) Securities not subject to investment letter or
other similar restrictions on free marketability:


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                                    (A) If traded on a securities exchange or
the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the closing;

                                    (B) If actively traded over-the-counter,
the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                                    (C) If there is no active public market,
the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                           (ii) The method of valuation of securities subject
to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
(i)(A),(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

         The Corporation shall give each holder of record of shares of Preferred written notice of an impending transaction described in this subsection 2(c) not later than twenty (20) days prior to the shareholders meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this section 2(c) and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of shares of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such shares of Preferred Stock.

                           (d) As authorized by Section 402.5(c) of the
California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to repurchase by the Corporation of shares of Common Stock issued to or held by employees or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreement providing for the right of said repurchase.

         3.       VOTING RIGHTS.

                  (a) Except as otherwise required by law or by Section 3(b) hereof, the holder of each share of Common Stock issued and outstanding shall have one vote and each holder of shares of Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class except as otherwise provided herein or by law.


                                       5

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Fractional votes by the holders of Preferred shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of the Preferred held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and the Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

                  (b) Notwithstanding Section 3(a) above, the Class B Common shall not have any voting rights except as required by law.

                  (c) At each annual or special meeting called for the purpose of electing directors, the holders of Series E Preferred, voting together as a class, shall be entitled to elect one (1) director of the Corporation, the holders of Series H Preferred, voting together as a class, shall be entitled to elect one (1) director of the Corporation and the holders of Series K Preferred, voting together as a class, shall be entitled to elect one (1) director of the Corporation. Subject to the restrictions of
Section 3(b) above, all remaining directors shall be elected by the holders of the Common Stock and the Preferred Stock (on an as-converted basis) voting together as a single class. In the case of a vacancy in the office of director elected by the holders of (i) Series E Preferred, (ii) Series H Preferred, or (iii) Series K Preferred, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the majority of the shares of such holders of (i) Series E Preferred, (ii) Series H Preferred, or (iii) Series K Preferred, respectively. In the case of any vacancies in the office of the remaining directors elected by holders of the Common Stock and the Preferred Stock (on an as-converted basis), voting together as a class, any successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of the majority of the shares of such holders of Common and Preferred Stock. Subject to Section 303 of the California Corporations Code, any director who shall have been elected by holders of (i) Series E Preferred, (ii) Series H Preferred, (iii) Series K Preferred, or (iv) Common Stock and Preferred Stock, may be removed during the aforesaid term of office, either for or without cause by, and only by, the affirmative vote of the holders of a majority of (i) Series E Preferred, (ii) Series H Preferred, (iii) Series K Preferred, or (iv) Common Stock and Preferred Stock, respectively, given at a special meeting of the shareholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of (i) Series E Preferred, (ii) Series H Preferred, (iii) Series K Preferred, or (iv) Common Stock and Preferred Stock, respectively, at such meeting or in such consent.

         4. CONVERSION. The holders of the Preferred have conversion rights as follows (the "Conversion Rights"):

                  (a) RIGHT TO CONVERT. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series J Preferred, Series K Preferred and Series L Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred, into such number of fully paid and nonassessable shares of Class A Common as is determined by dividing the Conversion Price for such series of Preferred (determined as hereinafter provided) in effect at the time of the conversion into the "Conversion Value" per share of such series of Preferred. The number of shares of Class A Common into which each series of Preferred is convertible is


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hereinafter referred to as the "Conversion Rate" for such series. The
Conversion Price per share of (i) Series A Preferred shall be $0.25, (ii) Series B Preferred shall be $0.375, (iii) Series C Preferred shall be $0.60,
(iv) Series D Preferred shall be $1.085, (v) Series E Preferred shall be $3.30, (vi) Series F Preferred shall be $5.555874, (vii) Series G Preferred shall be $6.15, (viii) Series H Preferred shall be $3.68, (ix) Series J Preferred shall be $14.03274, (x) Series K Preferred shall be $9.50, and (xi) Series L Preferred shall be $9.50. The Conversion Value per share of (i) Series A Preferred shall be $0.25, (ii) Series B Preferred shall be $0.375,
(iii) Series C Preferred shall be $0.60, (iv) Series D Preferred shall be $1.085, (v) Series E Preferred shall be $3.30, (vi) Series F Preferred shall be $6.15, (vii) Series G Preferred shall be $6.15, (viii) Series H Preferred shall be $3.68, (ix) Series J Preferred shall be $14.03274, (x) Series K Preferred shall be $9.50, and (xi) Series L Preferred shall be $9.50. The Conversion Price for each series of Preferred shall be subject to adjustment as hereinafter provided.

                  (b) AUTOMATIC CONVERSION. Each share of Preferred shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (an "Initial Public Offering") at a price per share (prior to deduction of underwriter commissions and offering expenses) of not less than $7.36 per share (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events) and an aggregate offering price to the public of not less than $10,000,000 (prior to deduction of underwriter commissions and offering expenses).

                  (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the theft, loss or destruction of such certificates. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the


                                       7.

shares of Preferred to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE ISSUES.

                           (i) SPECIAL DEFINITIONS. For purposes of this
Section 4(d), the following definitions shall apply:

                                    (1) "OPTIONS" shall mean rights, options
or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (2) "ORIGINAL ISSUE DATE" shall mean June
11, 1996.

                                    (3) "CONVERTIBLE SECURITIES" shall mean
any evidences of indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (4) "ADDITIONAL SHARES OF COMMON STOCK"
shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                             (A) upon conversion of the
shares of Preferred authorized herein;

                                             (B) (i) to officers, directors,
and employees of, and consultants to, the Corporation to be designated pursuant to plans and arrangements approved by the Board of Directors; and
(ii) to lending or leasing institutions approved by the Board of Directors, provided that the aggregate of (i) and (ii) do not exceed more that 4,058,821 shares (net of shares repurchased and Options expiring unexercised), appropriately adjusted for stock splits, combinations, stock dividends, recapitalizations, or similar events (provided that any shares repurchased by the Corporation from employees, officers, directors and consultants pursuant to the terms of stock repurchase agreements approved by the Board of Directors, or Options which terminate unexercised, shall not, unless reissued, be counted as issued for purposes of this calculation);

                                             (C) as a dividend or
distribution on Preferred or any event for which adjustment is made pursuant to Section 4(e) hereof;

                                             (D) by way of dividend or other
distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), or (C).

                           (ii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON
STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders


                                       8.

of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for such series in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                    (1) no further adjustment in the
Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                    (2) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (3) upon the expiration of any such
Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,

                                             (A) in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                             (B) in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the


                                       9.

Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                    (4) no readjustment pursuant to clause
(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                    (5) in the case of any Options which
expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                           (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE
OF ADDITIONAL SHARES OF COMMON STOCK.

                                    (1) SERIES E PREFERRED, SERIES F
PREFERRED AND SERIES H PREFERRED, SERIES J PREFERRED SERIES K PREFERRED AND SERIES L PREFERRED. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii)) after the Original Issue Date without consideration or for consideration per share less than the Conversion Price for (i) the Series E Preferred, (ii) the Series F Preferred, (iii) the Series H Preferred, (iv) the Series J Preferred, (v) Series K Preferred, and/or (vi) Series L Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for the (i) Series E Preferred, (ii) Series F Preferred, (iii) Series H Preferred, (iv) Series J Preferred, (v) Series K Preferred, and/or (vi) Series L Preferred if the applicable consideration per share is less than the Conversion Price then in effect for such series of Series Preferred, shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred and all shares of Common Stock reserved for future issuance by the Board of Directors of the Corporation) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding shares of Preferred and all shares of Common Stock reserved for future issuance by the Board of Directors of the Corporation) plus the number of such Additional Shares of Common Stock so issued. In the event the Conversion Price for the Series K Preferred shall be adjusted as a result of this Section 4(d)(iii), the Minimum Price (as defined below) shall also be adjusted by the same fraction used to adjust the Conversion Price for the Series K Preferred.

                                    (2) SERIES G PREFERRED. In the event the
Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii)) after the Original Issue Date and on or prior to


                                       10.

September 30, 1995 (the "Trigger Date"), without consideration or for consideration per share less than the Conversion Price for the Series G Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for the Series G Preferred shall be reduced, concurrently with such issue, to a price equal to the amount of consideration received by the Corporation per share in such issuance. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(ii)) after the Trigger Date without consideration or for consideration per share less than the Conversion Price of the Series G Preferred in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price of Series G Preferred shall be reduced, concurrently with such issue, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and all shares of Common Stock received for future issuance by the Board of Directors of the Corporation) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and all shares of Common Stock reserved for future issuance by the Board of Directors of the Corporation) plus the number of such Additional Shares of Common Stock so issued.

                                    (3) SERIES J PREFERRED. In the event the
Corporation shall undertake an Initial Public Offering at certain per share prices set forth below (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events), the Series J Preferred will undergo a Conversion Price adjustment. If the price per share to the public in the Initial Public Offering is equal to or less than $11.22 and higher than $9.82, the Conversion Price will be adjusted to $12.38345 per share. If the price per share to the public in the Initial Public Offering is equal to or less than $9.82 and higher than $8.42, the Conversion Price will be adjusted to $11.69611 per share. If the price per share to the public in the Initial Public Offering is equal to or less than $8.42 and higher than $7.02, the Conversion Price will be adjusted to $11.07622 per share. If the price per share to the public in the Initial Public Offering is equal to or less than $7.02, the Conversion Price will be adjusted to $10.52310 per share.

                                    (4) SERIES K PREFERRED. In the event of
(i) an Initial Public Offering, (ii) a liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary or (iii) a Change of Control (collectively, a "Liquidity Event"), during the time periods and at the per share prices set forth below (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events), the Series K Preferred will undergo a Conversion Price adjustment. If the price per share (on an if-as-converted to Common Stock basis) in the Liquidity Event (the "Liquidity Price") is less than $21.11 per share, and the Liquidity Event occurs prior to the first anniversary of the first issuance date of the Series K Preferred (the "Series K Issuance Date"), the Conversion Price for the Series K Preferred will be adjusted to forty-five percent (45%) of the Liquidity Price. If the Liquidity Price is less than $27.14 per share and the Liquidity Event occurs after the first anniversary and prior to the second anniversary of the Series K Issuance Date, the Conversion Price will be adjusted to thirty-five percent (35%) of the Liquidity Price. If the Liquidity Price is less than


                                       11.

$38.00 per share and the Liquidity Event occurs after the second anniversary of the Series K Issuance Date, the Conversion Price will be adjusted to twenty-five percent (25%) of the Liquidity Price. Notwithstanding the foregoing, in no event shall the minimum Conversion price per share of the Series K Preferred be adjusted below $5.00 per share (appropriately adjusted under Section 4(d)(iii)(1) and for any stock dividends, stock splits, combinations, recapitalizations or similar events) (the "Minimum Price").

                           (iv) DETERMINATION OF CONSIDERATION. For purposes
of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) CASH AND PROPERTY. Such consideration
shall:

                                             (A) insofar as it consists of
cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                             (B) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board irrespective of any accounting treatment; and

                                             (C) in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board.

                                    (2) OPTIONS AND CONVERTIBLE SECURITIES.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii), relating to Options and Convertible Securities, shall be determined by dividing

                                             (x) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                             (y) the maximum number of shares
of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.



                                       12.

                           (e)      ADJUSTMENTS TO CONVERSION PRICE.

                                    (i) ADJUSTMENTS FOR STOCK DIVIDENDS,
SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock shall be, after the Original Issue Date, subdivided (by stock split or otherwise) into a greater number of shares of Common Stock, or the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock, the Conversion Price for each series then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased based on the ratio of (i) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend to (ii) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall, after the Original Issue Date, be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased on the same basis as set forth above.

                                    (ii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS.
In the event the Corporation at any time or from time to time, after the Original Issue Date, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in
Section 2, then and in each such event provision shall be made so that the holders of Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred.

                                    (iii) ADJUSTMENTS FOR RECLASSIFICATION,
EXCHANGE AND SUBSTITUTION. If the Common Stock issuable upon conversion of shares of Preferred shall, after the Original Issue Date, be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred immediately before that change.

                           (f) NO IMPAIRMENT. Except as permitted by Section
6, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the


                                       13.

terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred against impairment, including setting aside and reserving for future issuance upon conversion of the outstanding shares of Preferred the number of shares of Common Stock issuable upon such conversion.

                           (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the
occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such series of Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect at the time for such series, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred.

                           (h) NOTICES OF RECORD DATE. In the event that the
Corporation shall propose at any time:

                                    (i) to declare any dividend or
distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                    (ii) to offer for subscription pro rata
to the holders of any class or series of its stock any additional shares of stock of any class or series or any other similar rights;

                                    (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding which results in a change in the Common Stock; or

                                    (iv) to merge or consolidate with or into
any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

                                    Then, in connection with each such event,
the Corporation shall send to the holders of the Preferred:

                                             (1) at least 20 days' prior
written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote on the matters referred to in (iii) and (iv) above; and

                                             (2) in the case of the matters
referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their


                                       14.

Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier.

         Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred at the address for each such holder as shown on the books of the Corporation.

         5.       REDEMPTION OF SERIES J PREFERRED.

                  (a) At the option of the holder thereof to be exercised not less than sixty (60) days prior to the date of first redemption, the Corporation shall redeem, from any source of funds legally available therefor, the Series J Preferred in ten equal quarterly installments beginning not earlier than December 31, 1998, and continuing thereafter on the same day of the month, on a quarterly basis, (each a "Series J Redemption Date") until the remaining Series J Preferred outstanding shall be redeemed. The Corporation shall effect such redemptions on the applicable Series J Preferred Redemption by paying in cash in exchange for the shares of Series J Preferred to be redeemed a sum equal to $14.03274 per share of Series J Preferred (as adjusted for any stock dividends, combinations or splits or other adjustments pursuant to Section 4 with respect to such shares) plus all declared but unpaid dividends on such shares (the "Series J Redemption Price").

                  (b) The Corporation shall also pay interest on the outstanding balance due with respect to the Series J Redemption Price, to begin accruing on the first Series J Redemption Date, at 9 1/2% per annUM and to be payable with each subsequent installment ("Series J Interest Payment"). The Series J Interest Payment for each quarter shall be calculated as the number of Series J Preferred then outstanding times the Series J Redemption Price times 1/4 times .095.

                  (c) At least 10 but not more than 20 days prior to each Series J Redemption Date written notice shall be mailed, first class postage prepaid, to the holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series J Preferred to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Series J Redemption Date, the Series J Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, such holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series J Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall promptly be issued representing the unredeemed shares.

                  (d) From and after the Series J Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of shares of Series J Preferred designated for redemption in the Redemption Notice as holder of Series J Preferred


                                       15.

shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series J Preferred on any Redemption Date are insufficient to redeem the total number of shares of Series J Preferred to be redeemed on such date and pay the Series J Redemption Price, those funds which are legally available will be used to redeem the maximum possible number of such shares to be redeemed. The shares of Series J Preferred not redeemed shall remain outstanding and shall be entitled to all the rights and preferences provided herein. The Series J Redemption Prices to the extent not paid when due shall accrue interest in accordance with the terms hereof every quarter until paid. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series J Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed, and pay any amounts owed for Series J Redemption Prices and Interest Payments.

                  (e) On or prior to each Redemption Date, the Corporation shall deposit the Series J Preferred Redemption Price of all shares of Series J Preferred designated for redemption in the Redemption Notice and not yet redeemed plus the Series J Interest Payment due with respect thereto or so much thereof as is then legally available in accordance with Section 5(d), with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the holder of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Series J Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered his share certificate to the Corporation pursuant to Section (c) above. For each Series J Redemption Date, unless otherwise provided in Section 5(d) above, the deposit shall constitute full payment of the shares to their holders, and from and after Series J Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holder thereof shall cease to be shareholder with respect thereto except the rights to receive from the bank or trust corporation payment of the Series J Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 5(e) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 5(e) remaining unclaimed at the expiration of two (2) years following each Series J Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

         6. COVENANTS. In addition to any other rights provided by law, so long as any shares of Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of a series of
Preferred:

                  (a) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would materially and adversely directly alter or change the preferences, rights, or privileges of such series of Preferred;


                                       16.

                  (b) increase or decrease the authorized number of shares of such series of Preferred;

                  (c) authorize, issue, or enter into any agreement providing for the issuance of any capital stock or other equity security which is senior to such series of Preferred with respect to the payment of dividends, redemption, or distribution upon liquidation; or

                  (d) redeem, purchase, or otherwise acquire any of the Corporation's capital stock or other equity securities other than (i) shares of Common Stock repurchased at cost from terminated employees or consultants pursuant to contractual arrangements, or (ii) shares of Preferred redeemed pursuant to the terms of the Articles of Incorporation of the Corporation.

         In addition to any other rights provided by law, so long as any shares of Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Preferred, voting together as a single class (including the Series J Preferred):

                           (a) sell or convey all or substantially all of its
property or business or merge into or consolidate with any other corporation if immediately after such merger or consolidation the shareholders of the Corporation shall hold less than 50% of the voting power of the surviving corporation; or

                           (b) liquidate, dissolve, or effect a recapitalization
or reorganization of the Corporation.


                                       VI.

                  For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

         A.

                  1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

                  2. BOARD OF DIRECTORS

                           a. Subject to the rights of the holders of any
series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with


                                       17.

a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. During such time or times that the corporation is subject to Section 2115(b) of the California General Corporation Law ("CGCL"), this Section A.2.a of this Article VI shall become effective and be applicable only when the corporation is a "listed" corporation within the meaning of Section 301.5 of the CGCL.

                           b. In the event that the corporation is unable to
have a classified board under applicable law, Section 301.5 of the CGCL, Section A. 2. a. of this Article VI shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

                           c. No stockholder entitled to vote at an election
for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the corporation (i) is subject to
Section 2115(b) of the CGCL AND (ii) is not or ceases to be a "listed" corporation under Section 301.5 of the CGCL. During this time, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

         Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         3. REMOVAL OF DIRECTORS

                           a. During such time or times that the corporation
is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such


                                       18.

director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

                           b. At any time or times that the corporation is
not subject to Section 2115(b) of the CGCL and subject to any limitations imposed by law, Section A. 3. a. above shall no longer apply and removal shall be as provided in Section 141(k) of the DGCL.

         4. VACANCIES

                           a. Subject to the rights of the holders of any
series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

                           b. If at the time of filling any vacancy or any
newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

                           c. At any time or times that the corporation is
subject to Section 2115(b) of the CGCL, if, after the filling of any vacancy by the directors then in office who have been elected by stockholders shall constitute less than a majority of the directors then in office, then

                                    (i) Any holder or holders of an aggregate
of five percent (5%) or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of stockholders; or

                                    (ii) The Superior Court of the proper
county shall, upon application of such stockholder or stockholders, summarily order a special meeting of stockholders, to be held to elect the entire board, all in accordance with Section 305(c) of the CGCL. The term of office of any director shall terminate upon that election of a successor.


                                       19.

         B.

                  1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

                  2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

                  3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

                  4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VII.

         A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

         B. This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the corporation and its shareholders through bylaw provisions or through agreements with the agents, or through shareholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times the corporation is subject to Section 2115(b) to the limits on such excess indemnification set forth in Section 204 of the CGCL.

         C. Any repeal or modification of this Article VII shall be prospective and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                      VIII.

         A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.



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

         B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, and VIII.

                                       IX.

         The name and the mailing address of the Sole Incorporator is as follows:

                               Sally A. Kay
                               Cooley Godward LLP
                               Five Palo Alto Square
                               3000 El Camino Real
                               Palo Alto, CA 94306

         IN WITNESS WHEREOF, this Certificate has been subscribed this 4th day of April, 2000 by the undersigned who affirms that the statements made herein are true and correct.

                                              /s/ Sally A. Kay
                                              -------------------------------
                                              SALLY A. KAY
                                              SOLE INCORPORATOR



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